                      Alpha Overlay Securities Linked to the
            Deutsche Bank Liquid Alpha USD 5 Total Return(R) Index and
          the Deutsche Bank Equity Mean Reversion Alpha Index ("EMERALD")

                              Alternative Investment

 Issuer:                                 Deutsche Bank AG, London Branch

 Maturity / Tenor:                       3 Years

 Basket:                                 The Securities are linked to the
                                         performance of the Deutsche Bank Liquid
                                         Alpha USD 5 Total Return(R) Index
                                         ("Liquid Alpha," Bloomberg: DBLAU5TJ)
                                         and the Deutsche Bank Equity Mean
                                         Reversion Alpha Index ("EMERALD,"
                                         Bloomberg: DBVEMR), each a "Basket
                                         Index" and collectively, the "Basket
                                         Indices."

 Redemption Amount:                      You will receive a cash payment on the
                                         Maturity Date or Redemption Trigger
                                         Payment Date, as applicable, per $1,000
                                         security face amount, calculated as
                                         follows:

                                         [OBJECT OMITTED]

                                         Your investment will be fully exposed to
                                         any depreciation in Liquid Alpha and two
                                         times any depreciation in EMERALD.

 Initial Basket Level:                   100

 Final Basket Level                      The Basket Level as determined by the
                                         Calculation Agent on the Final Valuation
                                         Date or the Redemption Trigger Valuation
                                         Date, as the case may be.

 Basket Level:                           On any trading day:

                                         100 x (1 + Liquid Alpha Performance + 2
                                         x EMERALD Performance)

 Liquid Alpha Performance:               [OBJECT OMITTED]

 EMERALD Performance:                    [OBJECT OMITTED]

 Initial Reference Level:                The closing level for the respective
                                         Basket Index on the Trade Date.

 Final Reference Level:                  The closing level for the respective
                                         Basket Index on the Final Valuation
                                         Date, Redemption Trigger Valuation Date
                                         or the applicable trading day, as the
                                         case may be.

 Liquid Alpha Adjustment Factor:         0.9925 - (0.01 x Days / 365), where
                                         "Days" equals the number of calendar
                                         days from, and including, the Trade Date
                                         to, but excluding, the Final Valuation
                                         Date or the Redemption Trigger Valuation
                                         Date, as applicable.

 EMERALD Adjustment Factor:              1 - (0.01 x Days / 365), where "Days"
                                         equals the number of calendar days from,
                                         and including, the Trade Date to, but
                                         excluding, the Final Valuation Date or
                                         the Redemption Trigger Valuation Date,
                                         as applicable.

 Redemption Trigger Event:               If the Basket Level on any trading day
                                         is less than 40 (a "Redemption Trigger
                                         Event" and such trading day, the
                                         "Redemption Trigger Date"), the
                                         securities will be redeemed by the
                                         Issuer for the Redemption Amount
                                         calculated as of two business days
                                         following the Redemption Trigger Date
                                         (the "Redemption Trigger Valuation
                                         Date"), with payment made on the date
                                         that is five business days after the
                                         Redemption Trigger Valuation Date (the
                                         "Redemption Trigger Payment Date").

 Discounts and Commissions:              The Agent will not receive a commission
                                         in connection with the sale of the
                                         securities. The Agent may pay referral
                                         fees to other broker-dealers of up to
                                         0.50% or $5.00 per $1,000 face amount.
                                         The Agent may pay custodial fees to
                                         other broker-dealers of up to 0.25% or
                                         $2.50 per $1,000 face amount. DBSI, the
                                         agent for this offering, is our
                                         affiliate. For more information see
                                         "Underwriting (Conflicts of Interest)"
                                         in term sheet no. 857.

                Case Scenario at Maturity

 If the Final Basket Level is greater than the Initial  Basket  Level,  investors will  receive  100%  of the  appreciation  of the  Basket,  which  will  include
 Adjustment Factors relating to each Basket Index.

                   Worst Case Scenario

 If a  Redemption  Trigger  Event  occurs at any  time,  the  securities  will be redeemed  by the  Issuer,  and  you  will  lose a  significant  portion  of your investment in the securities.

                         Benefits

 |X| Participation  in the performance of the Basket Indices with uncapped upside potential, reduced by the Adjustment Factors.

                          Risks

 |X| Exposed to one times the performance of Liquid
     Alpha and two times the performance of EMERALD

 |X| If a Redemption  Trigger Event occurs at any time,  the  securities  will be redeemed  by the  Issuer,  and you will lose a  significant  portion of your investment in the securities.

 |X| Both Liquid Alpha and EMERALD have limited performance histories.

 |X| An investment in the securities is subject to the credit of the Issuer.

                     Important Dates

  Offering Period:........April 1 - April 15, 2010
  Trade Date:.......................April 16, 2010
  Settlement Date:..................April 21, 2010
  Final Valuation Date:.............April 17, 2013

  Maturity Date:..........April 22, 2013 (3 Years)

                                                   ISSUER FREE WRITING PROSPECTUS
                                                       Filed Pursuant to Rule 433
                                            Registration Statement No. 333-162195
                                                              Dated April 1, 2010

                       NOT FDIC / NCUA INSURED OR GUARANTEED
                        MAY LOSE VALUE * NO BANK GUARANTEE
                                   NOT A DEPOSIT
                  NOT INSURED BY ANY FEDERAL GOVERNMENTAL AGENCY

               Deutsche Bank Structured Equity Sales +1 212 250-9905

Return Scenarios at Maturity
Final Basket Level	Percentage Change in Basket	Payment at Maturity (per $1,000 invested)	Return on Securities (%)
160.00	60.00%	$ 1,600.00	60.00%
140.00	40.00%	$ 1,400.00	40.00%
120.00	20.00%	$ 1,200.00	20.00%
110.00	10.00%	$ 1,100.00	10.00%
105.00	5.00%	$ 1,050.00	5.00%
102.92	2.92%	$ 1,029.20	2.92%
100.00	0.00%	$1,000.00	0.00%
95.00	-5.00%	$ 950.00	-5.00%
90.00	-10.00%	$ 900.00	-10.00%
80.00	-20.00%	$ 800.00	-20.00%
60.00	-40.00%	$ 600.00	-40.00%
40.00	-60.00%	$ 400.00	-60.00%
This hypothetical scenario analysis table illustrates the Redemption Amounts payable on the Maturity Date per $1,000 security face amount for hypothetical performances of the Basket. Hypothetical results are neither an indicator nor a guarantee of future returns. Actual results may vary, perhaps materially, from this analysis. The numbers appearing have been rounded for ease of analysis.  For purposes of this table and these examples, it is assumed that a Redemption Trigger Event does not occur. If a Redemption Trigger Event occurs, you will lose a significant portion of your investment in the securities. The calculation of the Basket Level includes Adjustment Factor components. As a result, the performance of the Basket Indices will need to more than offset the Adjustment Factors for the return on the securities to be positive.

Selected Risk Factors An investment in the securities involves significant risks. You should read “Risk Factors” in term sheet No. 857 for detailed information about the risks listed below.
ACCELERATED LOSS AND NO PROTECTION AGAINST LOSS — The securities offer 100% participation in the appreciation or depreciation of Liquid Alpha and 200% in the appreciation or depreciation of EMERALD, each reduced by the respective adjustment factors. In the case of EMERALD, the investor is exposed to two times any appreciation or depreciation of such index. Any negative Liquid Alpha Performance will be combined with two times any negative EMERALD Performance in calculating the Redemption Amount, resulting in an accelerated loss on your investment. Your payment at maturity or upon a Redemption Trigger Event will be further reduced by the Liquid Alpha Adjustment Factor and the EMERALD Adjustment Factor.
YOUR SECURITIES ARE EXPOSED TO ONE TIMES THE PERFORMANCE OF LIQUID ALPHA AND TWO TIMES THE PERFORMANCE OF EMERALD — Because the securities are linked to EMERALD on a two-times leveraged basis, any negative performance of EMERALD will have a substantial effect on your return even though the performance of the Basket is based on the appreciation or depreciation of the Basket as a whole.
EARLY REDEMPTION UPON A REDEMPTION TRIGGER EVENT — If the Basket Level is less than 40 at the close of any trading day during the Observation Period, we will redeem the securities early. The Redemption Amount will be calculated using the Final Basket Level on the Redemption Trigger Valuation Date, and you will lose a significant portion of your initial investment. Once a Redemption Trigger Event occurs, early redemption by us will be automatic. In addition, you will not benefit from any increase in the Basket Level that may occur after the Redemption Trigger Valuation Date, and you may not be able to reinvest your money in a comparable investment.
CREDIT RISK — The payment of amounts owed to you under the securities is subject to the Issuer’s ability to pay. Consequently, you are subject to risks relating to the creditworthiness of Deutsche Bank AG.
LIQUID ALPHA STRATEGY RISK — Liquid Alpha is intended to reflect the combined total return performance of a number of indices referred to as Liquid Alpha Constituents. The Liquid Alpha Constituents and their weights are selected by a process involving the Index Sponsor using a computer-based model, the Model, designed, owned and controlled by the Index Sponsor. The Model is intended, on each index selection date to identify a notional portfolio of the Selection Pool Indices that, if the Index had comprised such notional portfolio over the period of 60 business days immediately preceding the relevant Index Selection Date, would have generated the highest level of annualized return for the Index during such period at a predetermined level of annualized volatility of 5.00%. The selection by the Model of the DB Alpha Constituents and their weights is based on a retrospective calculation, and there is no assurance that the DB Alpha Constituents and weights selected by the Model will cause the level of DB Alpha to increase.
EMERALD STRATEGY RISK — EMERALD reflects a strategy that aims to monetize any negative serial correlation exhibited by the S&P 500 Index by periodically buying daily volatility and selling weekly volatility on the S&P 500 Index. EMERALD will appreciate if daily realized volatility exceeds weekly realized volatility over a given week, and decline if daily realized volatility is less than weekly realized volatility over a given week.  There is no assurance that any negative correlation between the daily volatility and weekly volatility on the S&P 500 Index will exist at any time during the term of the securities and the strategy of buying daily volatility and selling weekly volatility may not be successful.

BOTH LIQUID ALHPA AND EMERALD HAVE LIMITED PERFORMANCE HISTORY.
OUR RESEARCH OPINIONS COULD AFFECT THE LEVEL OF THE BASKET INDICES AND THE VALUE OF THE SECURITIES — We and our affiliates and agents may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the securities, which could affect the Basket Level or the value of the securities.
POTENTIAL CONFLICTS — Because we and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent, hedging our obligations under the securities, and being the index sponsor of the Basket Indices, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.
LACK OF LIQUIDITY — There may be little or no secondary market for the securities. The securities will not be listed on any securities exchange.
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — Certain built-in costs, such as our estimated cost of hedging, are likely to adversely affect the value of the securities prior to maturity, and may adversely affect the price, if any, at which the Issuer or its affiliates may be willing to purchase the securities from you in the secondary market. You should be willing and able to hold your securities to maturity.
MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the levels of the Basket Indices on any day, the value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other.
THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — Significant aspects of the U.S. federal income tax treatment of the securities are uncertain, and no assurance can be given that the Internal Revenue Service will accept, or a court will uphold, the tax consequences described in the accompanying term sheet.
See “Risk Factors” in the accompanying term sheet for more information.
Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this fact sheet relates.  Before you invest, you should read the prospectus in that registration statement and the other documents including term sheet No. 857 and the product supplement relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, term sheet No. 857 and this fact sheet if you so request by calling toll-free 1-800-311-4409.
You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Deutsche Bank Structured Equity Sales    +1 212 250-9905